EXHIBIT 4.3

                            TRADESTATION GROUP, INC.

                              INCENTIVE STOCK PLAN

         1. Purpose. The TradeStation Group, Inc. Incentive Stock Plan (the "Plan"), being assumed and adopted by TradeStation Group, Inc., a Florida corporation, pursuant to that certain Agreement and Plan of Merger and Reorganization (the "Agreement") dated as of January 19, 2000 among Omega Research, Inc. ("Omega Research"), onlinetradinginc.com corp., TradeStation Group, Inc., Omega Acquisition Corporation and Onlinetrading Acquisition Corporation, is intended to provide incentives which will attract and retain highly competent persons at all levels as employees of TradeStation Group, Inc. and its subsidiaries (the "Company"), as well as independent contractors providing consulting or advisory services to the Company, by providing them opportunities to acquire the Company's common stock ("Common Shares") or to receive monetary payments based on the value of such shares pursuant to the Awards described in Paragraph 4 below.

         2.       Administration.

                  (a) The Plan will be administered after the Effective Time (as defined in the Agreement) by a Compensation Committee (the "Committee") appointed by the Board of Directors (the "Board") of the Company from among its members; provided, however, that, as long as Common Shares are registered under the Securities Exchange Act of 1933 (the "Act"), members of the Committee must qualify as "non-employee directors" within the meaning of Securities and Exchange Commission Regulation ss. 240.16b-3. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, and fill vacancies however caused; provided, however, that at no time shall a Committee of less than two members of the Board administer the Plan. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards (as hereinafter defined) granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Board and Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving such person's bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

                  (b) Pursuant to its administrative duties described in Section 2(a) above and notwithstanding anything to the contrary contained herein, the Compensation Committee may, by a resolution adopted at a meeting of the Compensation Committee duly convened and called or by a unanimous written consent in lieu of a meeting, delegate to the persons or persons who serve as Chief Executive Officer or as Co-Chief Executive Officers of the Company the authority

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to determine the identities of employees who are not officers or directors of the Company who shall receive Stock Options under the Plan and the terms, conditions, limitations and restrictions upon which such Stock Options shall be granted; provided, however, that the per share exercise price of any Stock Option awarded by the Chief Executive Officer or the Co-Chief Executive Officers of the Company pursuant to any delegation of authority permitted hereunder shall not be less than the Fair Market Value (as hereinafter defined) of the Common Shares on the date the Stock Option is granted. The terms and conditions of, and any limitation or restriction on, any such delegation shall be at the sole discretion of the Compensation Committee and shall be set forth in the resolution of the Compensation Committee establishing such delegation. Any delegation pursuant to this Section 2(b) may be revoked by the Compensation Committee at any time.

         3. Participants. Participants will consist of such employees or prospective employees (conditioned upon, and effective not earlier than his becoming an employee) of the Company, and independent contractors (including persons other than individuals) providing consulting or advisory services to the Company, as the Committee in its sole discretion determines to be responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Awards as granted to the participant in any year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Awards.

         4. Types of Awards. Awards under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Shares, and (e) Performance Units, all as described below (collectively "Awards").

         5. Shares Reserved under the Plan. Subject to the following provisions of this Section 5, there is hereby reserved for issuance under the Plan an aggregate of 7,500,000 Common Shares, which may be authorized but unissued shares, reduced by the aggregate amount of shares of common stock, $.01 par value, of Omega Research issued prior to the Effective Time pursuant to the exercise of Stock Options granted under the Plan. Any shares subject to Stock Options or Stock Appreciation Rights or issued under such options or rights or as Stock Awards may thereafter be subject to new options, rights or awards under this Plan if there is a lapse, expiration or termination of any such options or rights prior to issuance of the shares or the payment of the equivalent or if shares are issued under such options or rights or as such awards and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

         6. Stock Options. Stock Options will consist of awards from the Company, in the form of agreements, which will enable the holder to purchase a specific number of Common Shares, at set terms and at a fixed purchase price. Stock Options may be "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both


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types of Stock Options (in each case with or without Stock Appreciation Rights).
Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

                  (a) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant provided, however, that the per-share exercise price for Incentive Stock Options shall not be less than 100% of the Fair Market Value (as hereinafter defined) of the Common Shares on the date the option is granted.

                  (b) Payment of Exercise Price. The option exercise price may be paid by check or, in the discretion of the Committee, by the delivery of Common Shares of the Company then owned by the participant or a combination of methods of payment; provided, however, that option agreements may provide that payment of the exercise price by delivery of Common Shares of the Company then owned by the participant may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Committee. In the discretion of the Committee, if Common Shares are readily tradeable on a national securities exchange or other market system at the time of option exercise, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

                  (c) Exercise Period. Stock Options granted under the Plan will be exercisable at such times and subject to such terms and conditions as shall be determined by the Committee. In addition, Nonqualified Stock Options shall not be exercisable later than fifteen years after the date they are granted and Incentive Stock Options shall not be exercisable later than ten years after the date they are granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option at the date of grant.

                  (d) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the option is granted) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, unless the option price is fixed at not less than 110% of the Fair Market Value of the Common Shares on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.

                  (e) Redesignation as Nonqualified Stock Options. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as Nonqualified Stock Options for Federal income tax purposes


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automatically without further action by the Committee on the date of such failure to continue to meet the requirements of Section 422 of the Code.

                  (f) Limitation of Rights in Shares. The recipient of a Stock Option shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the shares subject thereto except to the extent that the Stock Option shall have been exercised and, in addition, a certificate shall have been issued and delivered to the participant.

         7. Stock Appreciation Rights. The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of and without relation to Stock Options. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

                  (a) A Stock Appreciation Right relating to a Nonqualified Stock Option may be made part of such option at the time of its grant or at any time thereafter up to six months prior to its expiration, and a Stock Appreciation Right relating to an Incentive Stock Option may be made part of such option only at the time of its grant.

                  (b) Each Stock Appreciation Right will entitle the holder to elect in lieu of exercising the Stock Option to receive the appreciation in the Fair Market Value of the shares subject thereto up to the date the right is exercised. In the case of a right issued in relation to a Stock Option, such appreciation shall be measured from not less than the option price and in the case of a right issued independently of any Stock Option, such appreciation shall be measured from not less than 85% of the Fair Market Value of the Common Shares on the date the right is granted. Payment of such appreciation shall be made in cash or in Common Shares, or a combination thereof, as set forth in the Award, but no Stock Appreciation Right shall entitle the holder to receive, upon exercise thereof, more than the number of Common Shares (or cash of equal value) with respect to which the right is granted.

                  (c) Each Stock Appreciation Right will be exercisable at the times and to the extent set forth therein, but no Stock Appreciation Right may be exercisable earlier than six months after the date it was granted or later than the earlier of (i) the term of the related Stock Option, if any, and (ii) fifteen years after it was granted. Exercise of a Stock Appreciation Right shall reduce the number of shares issuable under the Plan (and the related Stock Option, if any) by the number of shares with respect to which the right is exercised.

         8. Stock Awards. Stock Awards will consist of Common Shares transferred to participants without other payment therefor or payment at less than Fair Market Value as additional compensation for services to the Company. Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to reacquire such shares for no consideration upon termination of the participant's employment or other contractual arrangement within specified periods. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Shares covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody until the restrictions thereon shall have lapsed. The participant shall


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have, with respect to the Common Shares subject to a Stock Award, all of the rights of a holder of Common Shares of the Company, including the right to receive dividends and to vote the shares.

         9.       Performance Shares.

                  (a) Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive Common Shares or cash of an equivalent value at the end of a specified Performance Period (defined below). The Committee shall determine the participants to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the "Performance Period") during which, and the conditions under which, receipt of the Common Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in this
Section 9. The Committee may condition the grant of Performance Shares upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                  (b) Performance Shares awarded pursuant to this Section 9 shall be subject to the following terms and conditions:

                      (i) Unless otherwise determined by the Committee at the time of the grant of the Award, amounts equal to any dividends declared during the Performance Period with respect to the number of Common Shares covered by a Performance Share Award will not be paid to the participant.

                      (ii) Subject to the provisions of the Performance Share Award and this Plan, at the expiration of the Performance Period, share certificates and/or cash of an equivalent value (as the Committee may determine) shall be delivered to the participant, or his, her or its legal representative, in a number equal to the vested shares covered by the Performance Share Award.

                       (iii) Subject to the applicable provisions of the Performance Share Award and this Plan, upon termination of a participant's employment or contractual relationship with the Company for any reason during the Performance Period for a given Performance Share Award, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Committee.

         10.      Performance Units.

                  (a) Performance Units may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive a fixed dollar amount, payable in cash or Common Shares or a combination of both. The Committee shall determine the participants to whom and the time or times at which Performance Units shall be awarded, the duration of Performance Units to be awarded to any person, the duration of the period (the "Performance Cycle") during which, and the conditions under which, a participant's right to Performance Units will be vested, the ability of participants to defer the receipt of payment of such Performance Units, and the other terms and conditions of the Award in addition to those set forth in this
Section 10. The Committee may condition the vesting of Performance Units upon


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the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                  (b) The Performance Units awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

                      (i) At the expiration of the Performance Cycle, the Committee shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Units of each participant that have vested.

                      (ii) Subject to the applicable provisions of the Performance Unit Award and this Plan, at the expiration of the Performance Cycle, cash and/or share certificates of an equivalent value (as the Committee may determine) shall be delivered to the participant, or his, her or its legal representative, in payment of the vested Performance Units covered by the Performance Unit Award.

                      (iii) Subject to the applicable provisions of the Performance Unit Award and this Plan, upon termination of a participant's employment or contractual relationship with the Company for any reason during the Performance Cycle for a given Performance Unit Award, the Performance Units in question will vest or be forfeited in accordance with the terms and conditions established by the Committee.

         11.      Adjustment Provisions.

                  (a) If the Company shall at any time change the number of issued Common Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Shares other than as contemplated under Section 5 hereof) or make a distribution of cash or property which has a substantial impact on the value of issued Common Shares, the total number of shares available for Awards under this Plan shall be appropriately adjusted and the number of shares covered by each outstanding Award and the reference price or Fair Market Value for each outstanding Award shall be adjusted so that the net value of such Award shall not be changed.

                  (b) In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Common Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), subject to the provisions of this Plan and any limitation applicable to the Award:

                      (i) any participant to whom a Stock Option has been granted shall have the right thereafter and during the term of the Stock Option to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Common Shares which might have been obtained upon exercise of the Stock Option or portion thereof, as the case may be, immediately prior to the Acquisition;


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                      (ii) any participant to whom a Stock Appreciation Right
         has been granted shall have the right thereafter and during the term of such right to receive upon exercise thereof the difference on the exercise date between the aggregate Fair Market Value of the Acquisition Consideration receivable upon such acquisition by a holder of the number of Common Shares which are covered by such right and the aggregate reference price of such right; and

                      (iii) any participant to whom Performance Shares or Performance Units have been awarded shall have the right thereafter and during the term of the Award, upon fulfillment of the terms of the Award, to receive on the date or dates set forth in the Award, the Acquisition Consideration receivable upon the Acquisition by a holder of the number of Common Shares which are covered by the Award.

         The term "Acquisition Consideration" shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of one Common Share upon consummation of an Acquisition.

                  (c) Notwithstanding any other provision of this Plan, the Committee may authorize the issuance, continuation or assumption of Awards or provide for other equitable adjustments after changes in the Common Shares resulting from any other merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence upon such terms and conditions as it may deem equitable and appropriate.

                  (d) In the event that another corporation or business entity is being acquired by the Company, and the Company assumes outstanding stock options and/or stock appreciation rights and/or the obligation to make future grants of options or rights to employees or other persons affiliated with the acquired entity, the aggregate number of Common Shares available for Awards under this Plan shall be increased accordingly.

         12.      Nontransferability.

                  (a) Each Award granted under the Plan to a participant shall not be transferable by such participant otherwise than as required by law or by will or the laws of descent and distribution, and shall be exercisable, in the case of an individual, only by him during his lifetime. In the event of the death of a participant while the participant is rendering services to the Company, each Stock Option or Stock Appreciation Right theretofore granted to him shall be exercisable during such period after his death as the Committee shall in its discretion set forth in such option or right at the date of grant (but not beyond the stated duration of the option or right) and then only:

                      (i) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution; and

                      (ii) To the extent that the deceased participant was entitled to do so at the date of his death.


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                  (b) Notwithstanding Section 12(a), in the discretion of the
Committee, Awards granted hereunder may be transferred to members of the participant's immediate family (which for purposes of this Plan shall be limited to the participant's children, grandchildren and spouse), or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members and/or trusts are the only partners, but only if the Award expressly so provides. In the case of a participant who is not an individual, transferability shall be determined by the Committee in its sole and absolute discretion.

         13. Other Provisions. Awards under the Plan may also be subject to such other provisions (whether or not applicable to any other Awards under the Plan) as the Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Shares under Stock Options, provisions for the installment exercise of Stock Appreciation Rights, provisions to assist the participant in financing the acquisition of Common Shares, provisions for the forfeiture of, or restrictions on resale or other disposition of, Shares acquired under any form of Award, provisions for the acceleration of exercisability or vesting of Awards in the event of a change of control of the Company or other reasons, provisions for the payment of the value of Awards to participants in the event of a change of control of the Company or other reasons, or provisions to comply with Federal and state securities laws, or setting forth understandings or conditions as to the participant's employment or contractual relationship in addition to those specifically provided for under the Plan.

         14. Fair Market Value. For purposes of this Plan and any Awards hereunder, Fair Market Value of Common Shares shall be the mean between the highest and lowest sale prices for the Company's Common Shares as reported on the Nasdaq National Market (or such other consolidated transaction reporting system on which such Common Shares are primarily traded) on the date immediately preceding the date of grant (or on the next preceding trading date if Common Shares were not traded on the date immediately preceding the date of grant), provided, however, that until the Company's Common Shares are readily tradeable on a national securities exchange or market system, or if the Company's Common Shares are not at the applicable time readily tradeable on a national securities exchange or other market system, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Shares of the Company.

         15. Withholding. All payments or distributions made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Shares pursuant to the Plan, it may require the recipient to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Shares. The Committee may, in its discretion and subject to such rules as it may adopt, permit an optionee or Award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with (a) the exercise of a Nonqualified Stock Option or a Stock Appreciation Right, (b) the receipt or vesting of Stock Awards, or (c) the receipt of Common Shares upon the expiration of the Performance Period or the Performance Cycle, respectively, with respect to any Performance Shares or Performance Units, by electing to have the Company withhold Common Shares having a Fair Market Value equal to the amount to be withheld.


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         16. Tenure. A participant's right, if any, to continue to serve the
Company as an officer, employee, independent contractor, or otherwise, shall not be enlarged or otherwise affected by such person's designation as a participant under the Plan, nor shall this Plan in any way interfere with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the participant from the rate in existence at the time of the grant of an Award.

         17. Duration, Amendment and Termination. No Award shall be granted after June 29, 2006 (the "Expiration Date"); provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, under this Plan or under any other present or future plan of the Company, Awards may be granted to such participant in substitution and exchange for, and in cancellation of, any Awards previously granted such participant under this Plan, or any other present or future plan of the Company. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Section 17 shall reduce the amount of any existing Award or change the terms and conditions thereof without the participant's consent. The approval of the Company's shareholders will be required for any amendment to the Plan which (i) would change the class of persons eligible for the grant of Stock Options as specified in Section 3 or otherwise materially modify the requirements as to eligibility for participation in the Plan, or (ii) would increase the maximum number of shares subject to Stock Options, as specified in
Section 5 (unless made pursuant to the provisions of Section 11) or (iii) is required to be approved by the shareholders pursuant to the Code, Section 16 of the Act or by any stock market or exchange on which the Common Shares are listed. With respect to persons subject to Section 16 of the Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan insofar as participants subject to
Section 16 of the Act are concerned.

         18. Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflict of laws).

         19. Shareholder Approvals and Amendments to Plan. The 1996 Incentive Stock Plan was originally adopted by the Board of Directors of Omega Research and approved by Omega Research's shareholders effective June 30, 1996. Subsequent thereto, Omega Research's 1996 Incentive Stock Plan, as amended and restated, was adopted by the Board of Directors of Omega Research and approved by its shareholders on August 14, 1997. Omega Research's 1996 Incentive Stock Plan was further amended (a) to effectuate certain nonmaterial changes by action of the Board of Directors of Omega Research on February 13, 1998, (b) to increase the number of Common Shares reserved for issuance under the 1996 Incentive Stock Plan from 3,000,000 to

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4,500,000 by action of the Board of Directors of Omega Research on December 29,
1998, which increase was approved by the shareholders of Omega Research on August 13, 1999, and (c) to increase the number of shares reserved for issuance under the 1996 Incentive Stock Plan from 4,500,000 to 7,500,000, which was approved by the shareholders of Omega Research on December 29, 2000. The Plan was then assumed as of the Effective Time by the Company pursuant to the Agreement and, in connection therewith, the Plan was further amended by the Company's Board of Directors on December 22, 2000 to be effective as of the Effective Time, to reflect, among other things, the Company's assumption of the Plan as of the Effective Time and to provide that all shares issuable after the Effective Time upon exercise of any options or rights granted under the Plan will be shares of $.01 par value common stock of the Company. The Plan in the form hereof was approved by the Company's shareholders on December 22, 2000 to be effective as of the Effective Time. Accordingly, the Plan represents the original 1996 Incentive Stock Plan as restated and amended and as in effect as of and after the Effective Time.

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